Exhibit 10.1

AMENDMENT TO

EMPLOYMENT LETTER AGREEMENT

THIS AMENDMENT TO EMPLOYMENT LETTER AGREEMENT (this “Amendment”) is entered into effective as of January 1, 2022, by and between Lakeland Industries, Inc., a Delaware corporation (the “Company”), and Charles D. Roberson (the “Executive” and, together with the Company, the “Parties”).

RECITALS

A.    The Parties previously entered into that certain employment letter agreement, dated January 27, 2020 (the “Agreement”).

B.    The Parties desire to amend the Agreement as provided for in this Amendment.

AGREEMENT

The Parties, intending to be legally bound, hereby agree to the following terms:

1.	Amendment to the Agreement.

a.	Section 4(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

(a)	Commencing January 1, 2022, a base annual salary of $425,000, payable bi-weekly (the “Base Salary”); and

b.	Section 2 of the Agreement is hereby deleted in its entirety and replaced with the following:

2.	TERM

The term of the Agreement shall be for a two year period, from the Effective Date through and including January 31, 2022 (the “Initial Term”). However, on the day the Term would otherwise expire, the Agreement’s duration shall automatically extend for a subsequent 12-month period, unless either party provides written notice of termination at least 90 days before the expiration of the Term. For purposes of this Agreement, “Term” refers to the Initial Term and/or any successive 12-month extension.

2.    Reaffirmation. This Amendment constitutes a modification of the Agreement signed by the parties to the Agreement for purposes of Section 10 of the Agreement. Other than as set forth in this Amendment, the Agreement remains in full force and effect. This Amendment contains the entire agreement of the Parties with respect to the subject matter of this Amendment and supersedes any and all prior agreements or understandings among the Parties, written or oral, respecting the subject matter of this Amendment. If there is any conflict between the terms and provisions of this Amendment and the terms and provisions of the Agreement, then the terms and provisions of this Amendment are to govern. From and after the execution of this Amendment, any reference to the Agreement is to be deemed to be a reference to the Agreement as amended by this Amendment.

3.     Governing Law; Miscellaneous. This Amendment shall be governed and construed and enforced in accordance with the laws of the State of Alabama. The terms and provisions of Sections 7-13 of the Agreement are incorporated herein mutatis mutandis.

4.    Counterparts; Execution. The Parties are permitted to execute this Amendment in counterparts, each of which for all purposes is to be deemed to be an original and all of which constitute, collectively, one agreement. The exchange of copies of this Amendment and of signature pages by facsimile or other electronic transmission is to constitute effective execution and delivery of this Amendment as to the Parties.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties has executed this Amendment, or has caused an authorized representative to execute this Amendment, effective as of the date first set forth above.

COMPANY:

Lakeland Industries, Inc.

By:	/s/ Allen E. Dillard
Name:	Allen E. Dillard
Title:	Chief Operating and Financial Officer

EXECUTIVE:

/s/ Charles D. Roberson
Charles D. Roberson

Signature Page to Amendment to Employment Letter Agreement